Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NACCO Industries, Inc. Amended and Restated Non-Employee Directors’ Equity Plan of our reports dated March 3, 2021, with respect to the consolidated financial statements and schedules of NACCO Industries, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of NACCO Industries, Inc. and Subsidiaries included in the Annual Report (Form 10-K) of NACCO Industries, Inc. for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Cleveland, Ohio
May 24, 2021